Exhibit 10

April 2, 2003

Ms. Sharon Elliott
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Dear Sharon,

I am pleased to offer you the position of Senior Vice President of Human Resources reporting to me, with responsibility for the leadership of the Human Resource function of Ingersoll-Rand Limited. You have been elected by our Board of Directors as a Senior Vice President of Ingersoll Rand Limited to take effect on your first day of employment (scheduled to be April 30, 2003).

The following is the outline of our offer:

1.    Your starting base salary will be at an annual rate of $350,000 (three hundred fifty thousand U.S.dollars)
        paid monthly.

2.    You will be eligible for an annual incentive opportunity targeted at 60% of salary depending upon your performance and the performance of Ingersoll-Rand Limited. For performance year 2003 provided you begin employment by April 30, 2003, the Company will calculate your annual incentive as if you had worked the entire year. In addition, the Company will pay you a sign-on bonus within 60 days of your employment with IR of $50,000 (fifty thousand U.S. dollars).

3.    You have been recommended for a sign-on award of 25,000 (twenty five thousand) non-qualified stock options.  This award has been approved by the Compensation Committee of our Board of Directors (the
       "Committee") and is subject to the terms and conditions of awards made under our Incentive Stock Plan.
        These options will be priced at the Fair Market Value of Ingersoll-Rand stock (using the definition in the
        Incentive Stock Plan) on your first day of employment (scheduled to be April 30, 2003).  Stock option awards vest over a three-year period, one third each year.

        In future years you will be eligible to receive stock option awards under the Plan as administered by the
        Compensation Committee of the Board. Currently, your annual target stock option award level is
        30,000 (thirty thousand) option shares. Annual stock option awards are contingent on and variable with the Company's financial performance and your performance.

4.    You have been recommended and approved as a participant in the IR Performance Share Program for a target award of 3,000 performance shares for 2003. Awards under the IR Performance Share Program are both contingent on and variable with achievement of specific objectives. The objectives are established each year by the Chairman and Board of Directors, and include several strategic objectives aimed at improving organizational effectiveness and several financial performance metrics, which for
        2003 are E.P.S., Cash Flow and R.O.I.C. These awards, if earned, are distributed each year in
        February following the Board's approval.

5.    You will be eligible for the complete program of employee benefits offered to all Ingersoll-Rand salaried
        employees in accordance with the terms and conditions of those plans.   Please note that your medical
        and life insurance coverage with Ingersoll-Rand will commence on the first day of the month following employment.  A summary of Ingersoll-Rand's key benefits is enclosed. Further, as an Officer of the
        Company, you have been nominated and approved for participation in the company's Elected Officer
        Supplemental (Pension) Program, under the terms and conditions of that plan with the exception that vesting will be at five years service.  A brief summary of that plan is enclosed.

6.    You will be offered a standard officer's change of control agreement.

7.    You will be entitled to paid vacation in accordance with company policy, which in your case is three weeks per calendar year.

8.    You will be eligible for the company's Relocation Program, a copy of which has been previously provided. In addition to the normal provisions of the IR Relocation Program, IR will reimburse to you the actual monthly costs that you incur (up to $1,500 per month for up to 12 months) associated with the storage of your household goods in Rochester, NY, until you move them to the tri-state area.  In addition to the storage and transfer of household goods from Rochester, NY, IR will also include the move of other household items from your Scottsdale, AZ, residence.

9.     You will be provided a company automobile in accordance with our company car policy, which in your case provides an executive automobile with a purchase value of up to $60,000.

10.    You will be eligible for the company's Executive Health Program, a copy of which is enclosed.

11.    The Company will reimburse you via payroll for any tax, estate and financial planning services up to a limit of $7,000 per year.  This reimbursement will be imputed to your statement of gross income for tax purposes.

12.    In the unlikely event of your involuntary termination from Ingersoll Rand within the three years from your date of hire for other than gross cause, as consideration for your release of whatever claims might be made, you will receive severance of one year's base salary plus whatever Annual Incentive Matrix (AIM)
         award is earned at the conclusion of the year of separation.

13.    This offer is conditional upon satisfactorily passing a drug test, finalization of our reference checking and fulfilling the requirements of the Immigration Reform and Control Act of 1986. Please complete the enclosed employment application, which formally begins the process of bringing you "on board".

Sharon, we all believe that you can make a significant contribution in this new role and are looking forward to having you on our executive team.

In the meantime, please contact Don Rice (201 573-3544) or myself if you have any questions.

Sincerely,

Herbert L. Henkel
Chairman, President and Chief Executive Officer

cc:           R. C. Butler - Executive Director Compensation and Executive Benefits

Offer Accepted By:

/s/ Sharon Elliott                              Date:  __________________________
Sharon Elliott